Exhibit 99.2

AGTC Announces Pricing of Public Offering of Common Stock and Warrants

GAINESVILLE, Fla., and CAMBRIDGE, Mass., January 28, 2021 — Applied Genetic Technologies Corporation (Nasdaq: AGTC), a biotechnology company conducting human clinical trials of adeno-associated virus (AAV)-based gene therapies for the treatment of rare diseases, today announced the pricing of its previously announced underwritten public offering of 16,741,573 shares of its common stock, together with accompanying warrants to purchase 8,370,786 shares of common stock. The common stock will be sold in combination with an accompanying warrant to purchase 0.5 of a share of common stock issued for each share of common stock sold. The combined offering price to the public of each share of common stock and accompanying warrant is $4.45. The gross proceeds to AGTC from this offering are expected to be approximately $74.5 million, before deducting underwriting discounts and commissions and other offering expenses payable by AGTC. All of the securities are being sold by AGTC. The offering is expected to close on or about February 1, 2021, subject to customary closing conditions.

Stifel, Wells Fargo Securities and MTS Health Partners are acting as joint book-running managers of the offering, H.C. Wainwright & Co. is acting as lead manager for the offering and Roth Capital Partners is acting as co-manager for the offering.

AGTC intends to use the net proceeds from this offering, together with other available funds, to fund its ongoing Skyline and Vista clinical trials in its X-linked retinitis pigmentosa (XLRP) program and its ongoing Phase 1/2 clinical trials in its Achromatopsia (ACHM) program, and for working capital and other general corporate purposes.

A registration statement relating to the shares of common stock and accompanying warrants being offered has been filed with, and declared effective by, the Securities and Exchange Commission (the “SEC”). A preliminary prospectus supplement relating to and describing the terms of the offering was filed with the SEC on January 27, 2021. A final prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov. Copies of the final prospectus supplement and accompanying prospectus, when available, may be obtained from Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, CA 94104, by telephone at (415) 364-2720 or by email at syndprospectus@stifel.com; Wells Fargo Securities, LLC, Attention: Equity Syndicate Department, 500 West 33rd Street, New York, NY 10001, by telephone at (800) 326-5897 or by email at cmclientsupport@wellsfargo.com; or MTS Securities, LLC, Attention: Syndicate Department, 623 Fifth Avenue, 14th Floor, New York, NY 10022, by telephone at (212) 887-2100 or by email at syndicate@mtspartners.com. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding AGTC’s anticipated closing date for the sale of securities and the use of proceeds from that offering, that involve a number of risks and uncertainties. Statements that are not historical facts are based on AGTC’s current expectations, beliefs and assumptions regarding the market for its common stock. There can be no assurance regarding the completion, timing or size of the proposed offering. Important factors that could cause actual outcomes to differ materially from those indicated by these forward-looking statements include risks and uncertainties related to market conditions, the satisfaction of customary closing conditions related to the proposed public offering and others described in AGTC’s most recent Annual Report on Form 10-K for the year ended June 30, 2020, Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 and the preliminary prospectus supplement filed with the SEC on January 27, 2021. AGTC cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and AGTC undertakes no obligations to update or revise these statements, except as may be required by law.

About AGTC

AGTC is a clinical-stage biotechnology company developing genetic therapies for people with rare and debilitating ophthalmic, otologic and central nervous system (CNS) diseases. AGTC is a leader in designing and constructing all critical gene therapy elements and bringing them together to develop customized therapies that address real patient needs. AGTC’s most advanced clinical programs leverage its best-in-class technology platform to potentially improve vision for patients with an inherited retinal disease. AGTC has active clinical trials in X-linked retinitis pigmentosa (XLRP) and achromatopsia (ACHM CNGB3 &

ACHM CNGA3). Its preclinical programs build on the Company’s industry-leading AAV manufacturing technology and scientific expertise. AGTC is advancing multiple important pipeline candidates to address substantial unmet clinical need in optogenetics, otology and CNS disorders.

IR/PR CONTACTS:

David Carey (IR) or Glenn Silver (PR)

Lazar FINN Partners

T: (212) 867-1768 or (646) 871-8485

david.carey@finnpartners.com or glenn.silver@finnpartners.com

Corporate Contacts:

Bill Sullivan

Chief Financial Officer

Applied Genetic Technologies Corporation

T: (617) 843-5728

bsullivan@agtc.com

Stephen Potter

Chief Business Officer

Applied Genetic Technologies Corporation

T: (617) 413-2754

spotter@agtc.com